UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 16, 2018

ORRSTOWN FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34292	23-2530374
(State or other jurisdiction of incorporation)	(SEC File Number)	(IRS Employer Identification No.)

77 East King Street, P.O. Box 250, Shippensburg, Pennsylvania	17257
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	717 532-6114

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

ORRSTOWN FINANCIAL SERVICES, INC.

Item 8.01     Other Events.

On December 22, 2017, the United States government enacted comprehensive tax legislation, known as the Tax Cuts and Jobs Act (the “Tax Act”).  The Tax Act made broad and complex changes to the U.S. tax code, including a reduction in the base corporate tax rate from the prior existing statutory rate, which was 34% for Orrstown Financial Services, Inc. (the "Company"), to 21%. The Company continues to analyze the Tax Act to determine the full effects of the new law, including a new lower corporate tax rate, on its financial condition and results of operations.

Based on preliminary estimates and current accounting guidance, the Company estimates that the Tax Act will result in a charge against net income of approximately $2.7 million, primarily due to the write down of the Company's net deferred tax assets due to the Tax Act’s reduction in the base corporate tax rate to 21%. This estimate is based on a preliminary review and analysis of the Company's net deferred tax assets at December 31, 2017, as well as expected adjustments to various deferred tax assets and deferred tax liabilities in the fourth quarter, including those accounted for in accumulated other comprehensive income. The write down is expected to result in a reduction of net income of approximately $0.32 per diluted share based on estimated fourth quarter weighted average diluted shares of approximately 8.3 million. The actual amount of this adjustment may vary from the estimate. The deferred tax assets related to low-income housing credit and alternative minimum tax credit carryforwards are not impacted by the change in tax rate, as they are treated as payments on future federal income taxes due and are not subject to revaluation at the new Tax Act rate.

While the Tax Act will negatively impact earnings for the fourth quarter of 2017, the Company does not expect it to have a material impact on its regulatory capital ratios or its ability to pay dividends. The lower corporate tax rate is expected to be a significant ongoing benefit that should increase the Company's future capacity to generate capital.

The Company intends to announce its financial results for the quarter and year ended December 31, 2017, on or around January 25, 2018.

Caution About Forward-Looking Statements

This report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The forward-looking statements, which are based on currently available information, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to:

•
adjustments arising in the normal course of completing the Company's fourth quarter and year-end financial closing process, including calculations of year-end tax balances and any valuation assessments of the tax assets;

•	The Company's more comprehensive interpretation of the Tax Act, changes in interpretations and assumptions the Company has made and actions the Company may take as a result of the Tax Act;

•
implementation of and guidance from the Internal Revenue Service, the Financial Accounting Standards Board or others regarding the Tax Act, and any future changes or amendments to that legislation; and

•
changes to factors, other than the federal corporate tax rate, that could affect the Company's tax provision and related effective tax rate, including, among other things, further changes in tax laws and regulation, unfavorable tax audits, and other unanticipated tax items.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORRSTOWN FINANCIAL SERVICES, INC.
Date: January 16, 2018	By:	/s/ David P. Boyle
David P. Boyle Executive Vice President and Chief Financial Officer (Duly Authorized Representative)